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Contact:  Angelo Di Lorenzo
          President and Chief Executive Officer
          Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc.
          (718) 855-8500


          BROOKLYN FEDERAL RECEIVES APPROVAL OF ITS PLAN TO REORGANIZE
                   INTO THE MUTUAL HOLDING COMPANY STRUCTURE;
              BROOKLYN FEDERAL BANCORP, INC. STOCK TO BEGIN TRADING

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Brooklyn, New York, March 31, 2005 - Brooklyn Federal Savings Bank announced today it had received approval from its depositor and borrower members to reorganize into the mutual holding structure. The Special Meeting of Members convened to vote on the reorganization was held yesterday at the Bank's main office. Earlier in the month, the received approval from its regulators to proceed with its reorganization plan. Consequently, Brooklyn Federal Bancorp, Inc. has been formed as a stock holding company and will own 100% of Brooklyn Federal Savings Bank upon closing of the reorganization. The closing is scheduled to occur on Tuesday, April 5, 2005.

        Brooklyn Federal also announced that its Subscription Offering (which expired on March 14, 2005) was oversubscribed in Category 1 (i.e. depositors as of September 30, 2003, the Eligibility Record Date). As a result, 3,967,500 shares of Brooklyn Federal Bancorp, Inc. common stock will be issued to the Bank's Eligibility Record Date depositors and an Employee Stock Ownership Plan at a price of $10 per share, representing 30% of Brooklyn Federal Bancorp's common stock. The remaining 70% of Brooklyn Federal Bancorp's common stock will be owned by BFS Bancorp, MHC, Brooklyn Federal's mutual holding company. Depositors with priorities below Category 1 and other subscribers will not be able to purchase any stock in the Subscription Offering.

        Allocations of stock to Category 1 subscribers will be made in accordance with the Plan of Reorganization. Subscribers not receiving the full amount of requested shares will have excess funds returned to them promptly after closing. Subscribers may obtain information about their specific stock allocations by contacting the Brooklyn Federal Conversion Center at (800) 924-7571, on Tuesday, April 5th. Trading in Brooklyn Federal Bancorp common stock is expected to commence on April 6th on the Nasdaq National Market System under the symbol "BFSB".

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        Sandler O'Neill & Partners, L.P. of New York acted as financial advisor to the company, and the law firm of Luse Gorman Pomerenk & Schick, P.C. of Washington, D.C. acted as counsel to Brooklyn Federal.

        The shares of common stock offered in the reorganization are not savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.